UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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FORETHOUGHT VARIABLE INSURANCE TRUST
(Name of Registrant As Specified In Its Charter)
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Forethought Variable Insurance Trust

Global Atlantic Growth Managed Risk Portfolio

300 North Meridian Street

Suite 1800

Indianapolis, Indiana 46204

November 28, 2016

Dear Investor,

We are providing you with this Information Statement because you own a variable annuity contract issued by Forethought Life Insurance Company (“FLIC”). As a contract owner, you are an indirect participant in the Portfolio listed above. There is no action required on your part.

Global Atlantic Investment Advisors, LLC (“GAIA” or the “Adviser”), which serves as the investment adviser to Global Atlantic Growth Managed Risk Portfolio (the “Portfolio”), may select investment sub-advisers for the Portfolio, a series of Forethought Variable Insurance Trust (the “Trust”), subject to approval of the board of trustees of the Trust (the “Board”).  We are pleased to inform you that, at the recommendation of GAIA, the Board has appointed BlackRock Financial Management, Inc. (“BlackRock”) to serve as a sub-adviser to the Portfolio.  The Board approved the sub-advisory agreement between GAIA and BlackRock on August 16, 2016.  Milliman Financial Risk Management LLC continues to serve as the Portfolio’s other sub-adviser.  Each sub-adviser is approved to manage a portion of the Portfolio’s assets (which may change over time) as allocated by GAIA and overseen by the Board.

Please note that, in reliance on exemptive relief obtained by GAIA and the Trust from the Securities and Exchange Commission, the hiring of BlackRock on the Portfolio’s behalf does not require shareholder approval.  Therefore, we are not asking you for a proxy and you are not required to send us a proxy. The purpose of this document is to provide you with certain required additional information about these changes.

Sincerely,

Robert M. Arena, Jr.
President

GLOBAL ATLANTIC GROWTH MANAGED RISK PORTFOLIO

Introduction

In connection with its duties as the investment adviser for the Global Atlantic Growth Managed Risk Portfolio (the “Portfolio”), Global Atlantic Investment Advisors, LLC (“GAIA” or the “Adviser”) is responsible for selecting, as appropriate, investment sub-advisers for the Portfolio and for ongoing oversight and monitoring of the Portfolio’s sub-advisers.  At a meeting held on August 16, 2016 and pursuant to GAIA’s recommendation, the board of trustees (the “Board” or the “Trustees”) approved BlackRock Financial Management, Inc. (“BlackRock”) as a new sub-adviser to the Portfolio and approved the sub-advisory agreement between GAIA and BlackRock (the “Sub-Advisory Agreement”).  Effective October 1, 2016, BlackRock serves as a new sub-adviser to the Portfolio.  The material factors considered by the Board in approving the Sub-Advisory Agreement are set forth below under “Trustees’ Considerations.”

As described below under “Additional Information—SEC Exemptive Order,” GAIA and Forethought Variable Insurance Trust (the “Trust”) received an exemptive order from the Securities and Exchange Commission (“SEC”) enabling GAIA to enter into an investment sub-advisory agreement with a sub-adviser without shareholder approval if certain conditions are met.

Investment Approach of BlackRock

GAIA has allocated the Capital Appreciation and Income Component of the Portfolio’s assets to BlackRock, which under normal circumstances consists of at least 80% of the Portfolio’s net assets, plus any borrowings for investment purposes. BlackRock incorporates a global tactical asset allocation strategy that seeks to adjust allocations to asset classes that BlackRock deems to be attractive investments over the short to intermediate term. This strategy seeks to enhance the total return and manage portfolio risk at the aggregate level. In pursuing this strategy, BlackRock invests in a combination of iShares Exchange Traded Funds (“ETFs”) that are affiliated with BlackRock.

BlackRock expects to allocate approximately 85% of the Capital Appreciation and Income Component assets to equity-based ETFs, and approximately 15% to fixed income-based ETFs, although BlackRock may modify the target allocation from time to time.  Modifications in the allocations to the ETFs are based on techniques that may include technical, qualitative, quantitative and momentum analysis of the market. The mix of ETFs will vary with market conditions and BlackRock’s assessment of the ETFs’ relative attractiveness as investment opportunities.

The Portfolio intends its strategy of providing exposure to a combination of ETFs to result in investment diversification that an investor could otherwise achieve only by holding numerous individual investments. Although BlackRock selects the investments, the Portfolio’s Adviser is responsible for all trading and investment execution activities with respect to the Capital Appreciation and Income Component.

New Sub-Advisory Agreement

Under the Sub-Advisory Agreement, subject to the supervision and oversight of GAIA and the Board, BlackRock provides the portion of the Portfolio’s assets allocated to BlackRock with investment advice and certain investment management services, however, GAIA shall be responsible for all trading and investment execution activities on behalf of the discrete portion of the Portfolio for which BlackRock serves as subadviser and BlackRock shall have no responsibilities with respect to trading or investment execution with respect to the Portfolio.  BlackRock determines in its discretion the securities or instruments that shall be purchased, held or sold by the portion of the Portfolio and what portion shall be held uninvested in cash and cash equivalents, subject always to the Trust’s organizational documents, the Investment Company Act of 1940, as amended (the “1940 Act”), and to the investment objectives, policies and restrictions applicable to the Portfolio.

As compensation for its services to the Portfolio under the Sub-Advisory Agreement, BlackRock is entitled to receive an annual asset based sub-advisory fee from GAIA (not the Portfolio), computed daily and paid quarterly in arrears, expressed as a percent of the average daily net assets of the Portfolio.  As of October 1, 2016, GAIA pays to the Portfolio’s unaffiliated investment sub-advisers, in the aggregate, sub-advisory fees equal approximately to 0.20% of the Portfolio’s average daily net assets. During the Portfolio’s last full fiscal year ended December 31, 2015, GAIA paid to the Portfolio’s unaffiliated sub-advisers, in the aggregate $583,624.

The Sub-Advisory Agreement will remain in effect for two years from the date of execution and from year to year thereafter, but only so long as such continuance, and the continuance of the GAIA as investment adviser of the Portfolio, is specifically approved at least annually by the vote of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Board of Trustees, or of a majority of the outstanding voting securities of the Portfolio.

The Sub-Advisory Agreement may, upon 60 days’ written notice to BlackRock, be terminated at any time without the payment of any penalty: (a) by the Portfolio, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio, or (b) by GAIA.  The Sub-Advisory Agreement may, upon 60 days written notice to the Trust and GAIA, be terminated at any time, without payment of any penalty, by BlackRock. The Sub-Advisory Agreement shall automatically terminate in the event of its assignment or in the event that GAIA’s advisory agreement with the Portfolio is terminated.

Additional Information About BlackRock

BlackRock, is an SEC registered investment adviser located at 55 East 52nd Street, New York, NY 10055.  BlackRock’s sole member is Trident Merger, LLC.  As of September 30, 2016, BlackRock and its affiliates manage assets of approximately $5.1 trillion.  BlackRock is controlled by BlackRock, Inc.

The principal executive officers of BlackRock, as of the date of this document, are set forth below.  The business address of Messrs. Kapito, Fink, Goldstein and Shedlin is 55 East 52nd Street, New York, NY 10055. The business address of Messrs. Park and Mallow is 40 East 52nd Street, New York, NY 10022.

Name	Position(s) with BlackRock[1]
Robert Kapito	President
Laurence Fink	Chief Executive Officer
Gary Shedlin	Chief Financial Officer
Matthew Mallow	General Counsel
Charles Park	Chief Compliance Officer
Robert Goldstein	Chief Operating Officer

1                   None of the principal executive officers of BlackRock listed above have other principal employment other than his or her respective position(s) with BlackRock and its affiliated managers.

BlackRock does not act as an investment adviser or investment manager for any other registered investment companies with a similar investment objective as the Capital Appreciation and Income Component of the Portfolio.

No officer or Trustee of the Trust is a director, officer or employee of BlackRock.  No officer or Trustee of the Trust, through the ownership of securities or otherwise, has any other material direct or indirect interest in BlackRock or any other person controlling, controlled by or under common control with BlackRock.

Since the beginning of the most recently completed fiscal year, none of the Trustees of the Trust has had any material interest, direct or indirect, in any material transactions, or in any material proposed transactions, to which BlackRock or any of its affiliates was or is to be a party.

Since the beginning of the most recently completed fiscal year, the Portfolio has paid no fees to BlackRock or its affiliates for services provided to the Portfolio (other than under sub-advisory agreements or for brokerage commissions).

Trustees’ Considerations

At an in-person meeting held on August 16, 2016, the Board, including a majority of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act, as amended (the “Independent Trustees”), considered the approval of the Sub-Advisory Agreement between the Adviser and BlackRock, on behalf of the Portfolio. The Trustees requested, received and reviewed written responses from BlackRock to questions posed to BlackRock by counsel, on behalf of the Trustees. The Trustees also reviewed comparative information relating to sub-advisory fees paid by other portfolios of the Trust and received an in-person presentation concerning the sub-advisory services to be provided under the Sub-Advisory Agreement from personnel of BlackRock at the August 16, 2016 meeting.

Prior to the meeting, the Trustees received a memorandum from independent counsel to the Independent Trustees describing the legal standards for their consideration of the approval of the Sub- Advisory Agreement. Prior to voting on the approval of the Sub-Advisory Agreement, the Independent Trustees met in executive sessions with counsel to the Trust and independent counsel to the Independent Trustees and in a separate executive session with only independent counsel to the Independent Trustees present. The Trustees relied upon the advice of counsel and their own business judgment in determining the material factors to be considered in evaluating the Sub-Advisory Agreement and the weight to be given to each such factor. The conclusions reached by the Trustees were based on a comprehensive evaluation of all of the information provided and were not the result of any one factor. Moreover, each Trustee may have afforded different weight to the various factors in reaching his or her conclusions with respect to the Sub-Advisory Agreement.

Nature, Extent and Quality of Services.  The Trustees requested and considered information regarding the nature, extent, and quality of the services to be provided by BlackRock, as well as BlackRock’s expertise, resources and capabilities. The Trustees considered, among other things, the terms of the Sub-Advisory Agreement, the range of services to be provided by BlackRock, and BlackRock’s investment philosophy and process. The Trustees considered that the Adviser, and not BlackRock, would execute portfolio trades and conduct proxy voting activities for the Capital Appreciation and Income Component of the Portfolio. The Trustees also considered the financial industry, portfolio management, compliance, and operations experience of the personnel who will provide services to the Portfolio. The Trustees noted the Adviser’s recommendation that BlackRock should be retained. The Trustees concluded that BlackRock’s experience and reputation demonstrate that BlackRock is capable of providing high quality service to the Portfolio and that the resources allocated to the Portfolio and the nature, extent, and quality of the services expected to be provided by BlackRock to the Portfolio were satisfactory.

Performance.  The Trustees were not provided with composite performance for accounts managed by BlackRock with similar strategies to those of the Capital Appreciation and Income Component of the Portfolio, but considered BlackRock’s expected ability to manage the Portfolio based on BlackRock’s management of other accounts with asset allocation strategies and BlackRock’s performance in managing a wide range of asset classes. The Trustees also considered BlackRock’s reputation and financial industry experience. Based on this information and their review of the nature, extent, and quality of the services expected to be provided by BlackRock, the Trustees concluded that BlackRock is capable of providing services to the Portfolio in a satisfactory manner in light of the Portfolio’s investment objectives.

Fees and Expenses.  The Trustees reviewed the proposed sub-advisory fee arrangement for the Portfolio and noted the representations of the Adviser that the fee arrangement was negotiated by the Adviser on an arm’s length basis. The Trustees concluded that BlackRock’s proposed sub-advisory fees for the Portfolio were not unreasonable in light of the services to be provided by BlackRock.

Profitability.  The Trustees were not provided with information regarding BlackRock’s anticipated profitability with respect to providing services to the Portfolio. The Trustees considered, however, the Portfolio’s advisory and BlackRock’s proposed sub-advisory fees and total expense ratios relative to its peer groups. Based on this information, the Trustees concluded that BlackRock’s profits with respect to the Portfolio would not be unreasonable.

Economies of Scale.   The Trustees considered whether there will be economies of scale with respect to BlackRock’s provision of services to the Portfolio. The Trustees noted that the Portfolio’s proposed sub-advisory fee schedule contains breakpoints to reflect economies of scale as assets increase. The Trustees concluded that the sub-advisory fees to be paid by the Adviser to BlackRock will reflect the benefits of economies of scale resulting from the growth of assets.

Other Benefits. The Trustees considered other benefits to BlackRock and its affiliates from BlackRock’s proposed relationship with the Portfolio. The Trustees noted that BlackRock would not execute trades for the Capital Appreciation and Income Component of the Portfolio and thus, would not receive soft dollar benefits in connection with its proposed sub-advisory relationship with the Portfolio.

Conclusion.  Having requested and received such information from the Adviser and BlackRock as the Trustees believed to be reasonably necessary to evaluate the terms of the Sub-Advisory Agreement, and as assisted by the advice of counsel, the Trustees, including the Independent Trustees voting separately, unanimously concluded that approving the Sub-Advisory Agreement for an initial two-year term is in the best interests of the Portfolio and its future investors. They noted that in considering the proposed Sub-Advisory Agreement, the Independent Trustees did not identify any one factor as all important. Moreover, each may have afforded different weight to the various factors in reaching a conclusion with respect to the Sub-Advisory Agreement.

Additional Information

SEC Exemptive Order

On October 22, 2013, GAIA and the Trust received an exemptive order (“Order”) from the SEC providing an exemption from certain provisions of the 1940 Act.  Specifically, the Order permits the Trust and GAIA, so long as certain conditions are satisfied, to enter into and materially amend an investment sub-advisory agreement with certain unaffiliated and wholly-owned sub-advisers without shareholder approval. The Order generally requires that shareholders of a portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the hiring of the sub-adviser, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

GAIA and the Portfolio’s Other Service Providers

GAIA, an Indiana limited liability company and an SEC registered investment adviser, is the Portfolio’s investment adviser.  GAIA is a wholly-owned subsidiary of Forethought Financial Group, Inc.  Forethought Financial Group, Inc. is an indirect, wholly-owned subsidiary of Global Atlantic Financial Group. GAIA’s current business address is 300 North Meridian Street, Suite 1800, Indianapolis, Indiana 46204. As of September 30, 2016, GAIA had approximately $2 billion in assets under management.

The Trust does not sell its shares directly to the public, but generally only to one or more separate accounts of FLIC as funding vehicles for variable annuity contracts issued by FLIC.

Northern Lights Distributors, LLC, located at 17605 Wright Street, Omaha, Nebraska 68130, serves as the principal underwriter and national distributor for the shares of the Portfolio.

MUFG Union Bank, N.A., located at 400 California Street, San Francisco, CA 94104, serves as the Portfolio’s custodian.

Gemini Fund Services, LLC located at 17605 Wright Street, Suite 2, Omaha, NE 68130 serves as the Portfolio’s administrator, fund accountant and transfer agent.

Portfolio’s Investment Advisory Contract

GAIA serves as the Portfolio’s investment adviser pursuant to an investment advisory contract that was initially approved by the Board, including a majority of the Independent Trustees who are not interested persons, and by the initial sole shareholder on the following dates:

Portfolio	Board Approval	Initial Sole Shareholder Approval
Global Atlantic Growth Managed Risk Portfolio	March 12, 2014	April 30, 2014

The advisory contract for the Portfolio was most recently renewed by the Board, including a majority of the Independent Trustees, on August 16, 2016.

GAIA, under the supervision of the Board, is responsible for the provision of all investment advisory and portfolio management services for the Portfolio, including establishing and recommending modifications to the Portfolio’s investment objectives, strategies, policies and restrictions. GAIA has the responsibility, subject to oversight by the Board, for the selection and oversight of the Portfolio’s sub-advisers, including recommending for the Board’s consideration the termination and replacement of any sub-adviser. As part of its ongoing oversight of the Portfolio’s sub-advisers, GAIA is responsible for monitoring each sub-adviser’s performance and adherence to the Portfolio’s investment objectives, strategies, policies and restrictions as well as each sub-adviser’s compliance and operational matters. GAIA is also responsible for voting proxies with respect to the Portfolio’s investments in ETFs.

GAIA is also responsible for overseeing the administration of the affairs of the Portfolio by various service providers, including, but not limited to: (i) financial administrative services related to the preparation of shareholder reports, evaluation of internal financial controls and the preparation and filing of periodic financial reporting regulatory documentation, (ii) compliance, legal and other regulatory services, and (iii) certain tax services related to the calculation of distributions, the preparation of tax disclosures, tax returns and shareholder reporting.

The table below shows the annual advisory fee as a percentage of average daily net assets (computed daily and paid monthly in arrears) that GAIA is entitled to receive from the Portfolio.

Portfolio	Advisory Fee
Global Atlantic Growth Managed Risk Portfolio	0.550% of the first $500 million;
0.525% of the next $500 million; and
0.500% over $1 billion.

GAIA has contractually agreed to waive its advisory fees and to reimburse Portfolio expenses at least until April 30, 2017 so that the total annual operating expenses after fee waiver and/or reimbursement (exclusive of any front-end or contingent deferred loads, brokerage fees and commissions, Acquired Fund Fees and Expenses, borrowing costs (such as interest and dividend expense on securities sold short), taxes and extraordinary expenses, such as litigation) of the Portfolio do not exceed the following levels of the daily average net assets attributable to each respective class of shares. The expense reimbursement is subject to possible recoupment from the Portfolio in future years on a rolling three year basis (within the three years after the fees have been waived or reimbursed) if such recoupment can be achieved within the lesser of the expense limits listed below and any expense limits applicable at the time of recoupment.

Portfolio	Expense Limit – Class II
Global Atlantic Growth Managed Risk Portfolio	0.91%

This agreement may be terminated only by the Portfolio’s Board of Trustees, on 60 days’ written notice to GAIA. Fee waiver and reimbursement arrangements can decrease the Portfolio’s expenses and boost its performance.

The following table shows advisory fees paid by the Portfolio to GAIA during the fiscal year ended December 31, 2015.

Portfolio	Advisory Fees Paid to GAIA*	Advisory Fees Paid to GAIA as% of Average Net Assets of the Portfolio
Global Atlantic Growth Managed Risk Portfolio	$2,100,283	0.54%

* Advisory fee net of any reimbursements and/or waivers

Outstanding Shares and Ownership of Outstanding Shares

The following table shows the number of shares of the Portfolio that were issued and outstanding as of October 31, 2016.

Portfolio	Shares Outstanding
Global Atlantic Growth Managed Risk Portfolio	47,706,286.006

As of October 31, 2016, the Trustees and Officers of the Trust owned, in the aggregate, less than 1% of the Portfolio’s outstanding shares.

To the knowledge of the Trust, substantial (5% or more) record and/or beneficial ownership of a class of the Portfolio as of October 31, 2016, was as follows:

Class Name	Owner Name & Address	Ownership%
Class II	Forethought Life Insurance Co Separate Account A 300 N. Meridian Street Suite 1800 Indianapolis, Indiana 46204	100%

A shareholder owning of record or beneficially more than 25% of a Portfolio’s outstanding shares may be considered a controlling person. As of October 31, 2016, approximately 100% of the Portfolio’s total outstanding shares was held of record and/or beneficially owned by Forethought Life Insurance Company Separate Account A, 300 North Meridian Street, Suite 1800, Indianapolis, Indiana, 46204.

Brokerage Information

During the last fiscal year, the Portfolio did not pay commissions to any affiliated broker of the Portfolio.

Shareholder Proposals

The Trust does not hold regularly scheduled meetings of shareholders. Any shareholder proposal for a shareholder meeting must be presented to the Trust within a reasonable time before a proxy materials for such meetings are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a future shareholder meeting should send their written proposals to the Secretary of the Trust, attention “Portfolio Shareholder Meetings,” 300 North Meridian Street, Suite 1800, Indianapolis, Indiana 46204.

Reports to Shareholders

To obtain a free copy of the Annual and Semi-Annual Reports to Shareholders, when issued, or make general inquiries about the Portfolio call the Portfolio (toll-free) at 1-877-881-7735, or write to:

Global Atlantic Portfolios

c/o Gemini Fund Services, LLC

17605 Wright Street, Suite 2

Omaha, Nebraska 68130

Information is also available at www.geminifund.com/GlobalAtlanticDocuments.

Householding

To reduce expenses, the Portfolio will mail only one copy of the Information Statement, Notice of Internet Availability of Information Statement and each annual and semi-annual report to those addresses shared by two or more accounts. If you wish to receive individual copies of these documents, please call the Portfolio at 1-877-881-7735 on days the Portfolio is open for business or contact your financial institution. The Portfolio will begin sending you individual copies thirty days after receiving your request.

Forethought Variable Insurance Trust

Global Atlantic Growth Managed Risk Portfolio

300 North Meridian Street

Suite 1800

Indianapolis, Indiana 46204

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT REGARDING A RECENT SUB-ADVISER CHANGE

November 28, 2016

This Notice of Internet Availability of Information Statement presents only an overview of the more complete Information Statement that is enclosed and is also available to you online relating to Global Atlantic Growth Managed Risk Portfolio (the “Portfolio”), a series of Forethought Variable Insurance Trust (the “Trust”).  We encourage you to review all of the important information contained in the Information Statement.

Although you are not a shareholder of the Portfolio, your purchase payments and the earnings on such payments under your variable annuity contract issued by Forethought Life Insurance Company (“FLIC”) are invested in sub-accounts of a separate account established by FLIC. Each sub-account invests in shares of a series of the Trust, including the Portfolio.

Global Atlantic Investment Advisors, LLC (“GAIA”), the investment adviser of the Portfolio, may select investment sub-advisers for the Portfolio subject to approval of the board of trustees (the “Board”) of the Trust.  We are pleased to inform you that, at the recommendation of GAIA, the Board has appointed BlackRock Financial Management, Inc. (“BlackRock”) to serve as a sub-adviser to the Portfolio.  The Board approved the sub-advisory agreement between GAIA and BlackRock (the “Sub-Advisory Agreement”) on August 16, 2016.  Milliman Financial Risk Management LLC continues to serve as the Portfolio’s other sub-adviser.  Each sub-adviser is approved to manage a portion of the Portfolio’s assets (which may change over time) as allocated by GAIA and overseen by the Board.  Additional information about GAIA, BlackRock, the Sub-Advisory Agreement, and the Board’s approval of this Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by GAIA and the Trust from the Securities and Exchange Commission, the hiring of BlackRock on the Portfolio’s behalf does not require shareholder approval.  Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

The Information Statement as well as this Notice of Internet Availability of Information Statement is being mailed on or about November 30, 2016.  To access the Information Statement on the internet, navigate to www.geminifund.com/GlobalAtlanticDocuments, where the full Information Statement is available to view and print until at least 90 days from the date this Notice and the Information Statement is sent to investors. If you have any questions about this Notice, please contact the Portfolio at 1-877-881-7735.